                                                                      EXHIBIT 11


                        PERITUS SOFTWARE SERVICES, INC.

             STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE-RELATED DATA)
                                  (UNAUDITED)
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


                                                                        Three months ended              Nine months ended
                                                                          September 30,                    September 30,
                                                                -------------------------------------   --------------------
                                                                      1998                 1997*          1998        1997*
                                                                ------------------  ------------------  --------  ----------
Net income (loss)..........................................          $(16,132)           $     84       $(21,329)     $   928
Preferred stock preference items:
 Accrual of cumulative dividends on Series A and B
  preferred stock..........................................                 -                   -              -          675
 Accretion to redemption value of redeemable stock.........                 -                   -              -           57
                                                                     --------            --------       --------      -------
   Total preferred stock preference items..................                 -                   -              -          732
                                                                     --------            --------       --------      -------
Net income (loss) attributable to common stockholders......
                                                                     $(16,132)           $     84       $(21,329)     $   196
                                                                     --------            --------       --------      -------
Weighted average shares outstanding-Basic..................            16,294              12,432         16,121        8,107
Adjustments thereto:
 Shares attributable to common stock equivalents...........                 -               1,848              -        3,359
                                                                     --------            --------       --------      -------
Weighted average shares outstanding-Diluted................            16,294              14,280         16,121       11,466
                                                                     ========            ========       ========      =======
Net income (loss) per share:
 Basic.....................................................          $  (0.99)           $   0.01       $  (1.32)     $  0.02
                                                                     ========            ========       ========      =======
 Diluted...................................................          $  (0.99)           $   0.01       $  (1.32)     $  0.02
                                                                     ========            ========       ========      =======
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*Restated - See Note 2 of the Unaudited Consolidated Financial
            Statements for the quarterly period ended September 30, 1998.